As filed with the Securities and Exchange Commission on April 18, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LOCKHEED MARTIN CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	52-1893632
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland (Address of Principal Executive Offices)	20817 (Zip Code)
(301) 897-6000
Registrant’s telephone number, including area code)

Lockheed Martin Corporation Deferred Management Incentive Compensation Plan, and
Lockheed Martin Corporation Supplemental Savings Plan
(collectively, the “Plans”)
(Full title of the plan)

Kerri R. Morey
Vice President and Associate General Counsel
Lockheed Martin Corporation
6801 Rockledge Drive
Bethesda, Maryland 20817
(Name and address of agent for service)

(301) 897-6000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to employees eligible to participate in the Plans as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation Of Documents By Reference.
The following documents filed with the Commission are incorporated herein by reference:
•Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, including the portions of the Registrant’s Proxy Statement for the 2023 annual meeting filed with the SEC on March 14, 2023, and any amendments or supplements thereto, incorporated by reference in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022;
•Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 26, 2023; and
•Registrant’s Current Report on Form 8-K filed on February 23, 2023.
In addition, any and all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the withdrawal (if any) of the Registration Statement shall, to the extent required by law, be deemed to be incorporated by reference into this Registration Statement and to be a part hereof (except that any portions thereof which are furnished and not filed shall not be deemed incorporated).
Item 4.    Description of Securities.
The securities being registered pursuant to the Plans represent unsecured obligations (“Obligations”) of the Registrant to pay deferred compensation in the future in accordance with the terms of each Plan. Eligible employees of the Registrant (each a “Participant”) are entitled to defer receipt of certain types of compensation into the Plans. Distributions under these Plans are paid from the Registrant’s general corporate funds, and each Participant and his or her beneficiaries are general, unsecured creditors of the Registrant.
The Obligations are generally payable following a Participant’s separation from service with the Registrant in a lump sum or up to 25 annual installments, subject to certain exceptions, such as for distributions upon death or within 15 days of a change in control. Distributions from the Plans are subject to ordinary income taxes. The Plans are designed to comply with Internal Revenue Code section 409A with respect to amounts deferred after 2004.
Under the Lockheed Martin Corporation Supplemental Savings Plan (“NQSSP”), Participants may elect to make pre-tax contributions in excess of the Internal Revenue Code limitation on elective deferrals and receive matching contributions thereon. NQSSP elective contributions are credited to a notional account that is credited with hypothetical earnings or losses based on the investment options elected by the Participant. The NQSSP investment options generally track the investment options that are available under our tax-qualified defined contribution plans (except for the ESOP Fund and the Self-Directed Brokerage Account). The NQSSP provides for payment of the Participant’s notional account balance in cash following separation from service in a lump sum or up to 25 annual installments at the Participant’s election.
The Lockheed Martin Corporation Deferred Management Incentive Compensation Plan (“DMICP”) provides the opportunity to defer, until separation from service or beyond, the receipt of all or a portion of (i) annual incentive bonuses under the Registrant’s Management Incentive Compensation Plan and certain other annual incentive plans, and (ii) long-term incentive performance cash awards under the Registrant’s Incentive Performance Award Plans. Participants may elect any of the investment funds available in the NQSSP (with the exception of the Company Stock Fund) and two investment alternatives available only under the DMICP for crediting hypothetical earnings

(losses). Under the DMICP Stock Investment Option, earnings (losses) on deferred amounts will accrue at a rate that tracks the performance of our common stock, including reinvestment of dividends. Under the DMICP Interest Investment Option, earnings accrue at a rate equivalent to the then published rate for computing the present value of future benefits under Cost Accounting Standards 415, Deferred Compensation (CAS 415 rate). The Interest Investment Option was closed to new deferrals and transfers from other investment options effective July 1, 2009. Amounts credited to the Stock Investment Option may not be reallocated to other options and will be paid in shares of our common stock upon distribution. The Registrant has previously filed a Registration Statement on Form S-8 (File No. 333-115357) covering shares of common stock to be issued pursuant to the DMICP. Amounts credited to any other investment option will be paid in cash. The DMICP provides for payment following separation from service or, if later, attainment of a specified age in a lump sum or up to 25 annual installments at the Participant’s election, with limited in-service distributions available upon disability or an Unforeseeable Emergency (as defined in the DMICP).
The Registrant may amend, modify, suspend or discontinue the Plans at any time subject to any stockholder approval that may be required under applicable law, provided that no such amendment shall have the effect of reducing a Participant’s account balance or postponing the time when a participant is entitled to receive a distribution. Further, For the DMICP, no amendment may alter the formula for crediting interest to Participants’ accounts with respect to amounts for which deferral elections have previously been made, unless the amended formula is not less favorable to Participants than that previously in effect, or unless each affected Participant consents to such change.
The foregoing descriptions of the Plans do not purport to be complete and are qualified in their entirety by reference to the full text of the Plans, as amended. The Plans and amendments thereto are filed as Exhibits 4.1 through 4.6 hereto and incorporated herein by reference.
Item 5.    Interests of Named Experts and Counsel.
The Opinion of Counsel as to the legality of the securities being registered (constituting Exhibit 5) has been rendered by counsel who is a full-time employee of the Registrant and who participates in the NQSSP and is eligible to participate in the DMICP.
Item 6.    Indemnification of Directors and Officers.
The Maryland General Corporation Law authorizes Maryland corporations to include a provision in their charters limiting the liability of directors and officers to the corporation or its stockholders for money damages, except (a) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, (b) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding or (c) in respect of certain other actions not applicable to the Registrant. Article XI of the Charter of the Registrant, as amended (the “Charter”), provides that to the maximum extent permitted by Maryland law the Registrant’s directors and officers will not be liable to the Registrant or its stockholders for money damages.
The Maryland General Corporation Law permits Maryland corporations to indemnify directors and officers for, among other things, judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with a proceeding to which they are made a party by reason of their service as a director or officer unless it is established that (a) the act or omission of the individual was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) the individual actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful. Furthermore, under the Maryland General Corporation Law, unless limited by charter, indemnification is mandatory if a director or an officer has been successful, on the merits or otherwise, in the defense of any proceeding by reason of their service as a director or officer unless such indemnification is not otherwise permitted as described in the preceding sentence. In addition to the foregoing, a court of appropriate jurisdiction may, under certain circumstances, order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth above or has been adjudged liable on the basis that a personal benefit was improperly received in a proceeding charging improper personal benefit to the director or officer. If the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, however, no indemnification may be made if the individual is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.
Article XI of the Charter of the Registrant authorizes the board of directors of the Registrant to adopt bylaws or resolutions to provide for the indemnification of directors and officers, provided that such bylaws or resolutions are consistent with applicable law. Article VI of the Bylaws of the Registrant provides for the indemnification of the Registrant’s directors and officers to the fullest extent permitted by Maryland law. In addition, the Registrant’s directors and officers are covered by certain insurance policies maintained by the Registrant. As permitted under the Maryland General Corporation Law, Article VI of the Bylaws of the Registrant also provides for the payment of expenses incurred by a director or officer in a proceeding in advance of final disposition of the proceeding provided that the director or officer furnishes the Registrant with a written affirmation of their good faith belief that the standard of conduct necessary for indemnification by the Registrant has been met and a written undertaking to reimburse the Registrant if a court determines that the director or officer is not entitled to indemnification.
The Registrant has entered into indemnification agreements with its directors. The indemnification agreements require the Registrant to indemnify a director to the fullest extent permitted by Maryland law. The indemnification agreements also require the Registrant to advance expenses to a director, subject to the director providing the written affirmation and undertaking that are described in the preceding paragraph. The agreements are in addition to other rights to which a director may be entitled under the Registrant’s Charter, Bylaws and Maryland law.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit Number	Exhibit Description

4.1
Lockheed Martin Corporation Deferred Management Incentive Compensation Plan, as amended and restated effective January 1, 2020 (incorporated by reference to Exhibit 10.8 to Lockheed Martin Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019)

4.2
Amendment No.1 to Lockheed Martin Corporation Deferred Management Incentive Compensation Plan, as amended and restated effective January 1, 2020 (incorporated by reference to Exhibit 10.12 to Lockheed Martin Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020)

4.3
Amendment No. 2 to Lockheed Martin Corporation Deferred Management Incentive Compensation Plan, as amended and restated effective January 1, 2020 (incorporated by reference to Exhibit 10.8 to Lockheed Martin Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 27, 2022)

4.4
Amendment No. 3 to Lockheed Martin Corporation Deferred Management Incentive Compensation Plan, as amended and restated generally effective January 1, 2020 (incorporated by reference to Exhibit 10.13 to Lockheed Martin Corporation's Annual Report on Form 10-K for the year ended December 31, 2022)

4.5
Lockheed Martin Corporation Supplemental Savings Plan, as amended and restated effective January 1, 2015 (incorporated by reference to Exhibit 10.4 to Lockheed Martin Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2015)

4.6
Amendment to Lockheed Martin Corporation Supplemental Savings Plan and Lockheed Martin Corporation Nonqualified Capital Accumulation Program, dated December 18, 2019 (incorporated by reference to Exhibit 10.31 to Lockheed Martin’s Annual Report on Form 10-K for the year ended December 31, 2019)

5.1	Opinion of Kerri R. Morey, Vice President and Associate General Counsel of Lockheed Martin Corporation

15.1	Acknowledgment of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Kerri R. Morey, Vice President and Associate General Counsel of Lockheed Martin Corporation (contained in Exhibit 5 hereof)

24.1	Powers of Attorney

107	Filing Fee Table

Item 9.    Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20%

change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 18th day of April 2023.

LOCKHEED MARTIN CORPORATION

/s/ Kerri R. Morey
Kerri R. Morey Vice President and Associate General Counsel
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*	Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 18, 2023
James D. Taiclet

*	Chief Financial Officer (Principal Financial Officer)	April 18, 2023
Jesus Malave

*	Vice President and Controller (Principal Accounting Officer)	April 18, 2023
H. Edward Paul III
This Registration Statement also has been signed on the date indicated by the following directors, who constitute a majority of the Board of Directors:

Daniel F. Akerson*	Ilene S. Gordon*
David B. Burritt*	Vicki A. Hollub*
Bruce A. Carlson*	Jeh C. Johnson*
John M. Donovan*	Debra L. Reed-Klages*
Joseph F. Dunford, Jr.*	James D. Taiclet*
James O. Ellis, Jr.*	Patricia E. Yarrington*
Thomas J. Falk*

* By:	/s/ Kerri R. Morey	April 18, 2023
Kerri R. Morey (Attorney-in-fact**)
** By authority of Powers of Attorney filed with this Registration Statement on Form S-8.